Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports, dated February 24, 2021 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting and the senior securities table of SLR Investment Corp. (formerly, Solar Capital Ltd.), in each case, incorporated by reference in the registration statement. We also consent to the reference to our firm under the headings, “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements and Exhibits” in the registration statement.

/s/ KPMG

New York, New York

June 24, 2021